Sub-Item 77K:      Changes in registrant's certifying accountant

     On May 23, 2008, the Fund's Audit Committee and Board of Directors selected Cohen Fund Audit Services, Ltd. to replace Tait, Weller & Baker LLP as the Fund's auditors for the fiscal year ending December 31, 2008.

     On June 5, 2008, upon receipt of notice that Cohen Fund Audit Services, Ltd. was selected as the Fund's auditor, Tait, Weller & Baker LLP resigned as independent auditors to the Fund. Tait, Weller & Baker's report on the Z Seven Fund's financial statements for the fiscal year ended December 31, 2007 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year stated above, there were no disagreements with Tait, Weller & Baker LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Tait, Weller & Baker LLP would have caused the Advisor to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such periods.

     Neither the Fund nor anyone on its behalf consulted with Cohen Fund Audit Services, Ltd. on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or
(ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph
(a)(1)(v) of said Item 304).


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August 29, 2008
Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

     We have read Sub-Item 77K included in the Form NSAR dated August 29, 2008, of the Z Seven Fund with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,


Tait, Weller & Baker LLP